EXHIBIT 99.1

MPW Industrial Services Group, Inc.
9711 Lancaster Road S.E.
Hebron, Ohio 43025
www.mpwservices.com

At the Company:

Robert Valentine

Vice President. Chief Operating Officer and Chief Financial Officer

(740) 927-8790

FOR IMMEDIATE RELEASE

FRIDAY, SEPTEMBER 24, 2004

MPW REPORTS FISCAL FOURTH QUARTER AND ANNUAL RESULTS

HEBRON, Ohio, September 24, 2004 – MPW Industrial Services Group, Inc. (NASDAQ:MPWG) today announced total revenue of $24.3 million for the fourth fiscal quarter ended June 30, 2004. Revenue was down $6.4 million from $30.7 million for the quarter ended June 30, 2003. The Company reported net income of $885 thousand, or $0.08 per share, for the fourth fiscal quarter ended June 30, 2004, compared with a net loss of $(5.4) million, or $(0.49) per share, for the same period last year.

Total revenue for fiscal 2004 was $89.1 million compared with $102.8 million for fiscal 2003. The net loss for fiscal 2004 was $(663) thousand, or ($0.06) per share, compared with a net loss of $(7.6) million, or $(0.70) per share, for fiscal 2003.

The net loss for fiscal 2003 included the Company’s equity loss in affiliate of $(6.7) million which was comprised of the Company’s share ($2.8 million) of a $12.7 million non-cash goodwill impairment charge recorded by Pentagon Technologies Group, Inc. (“Pentagon”), under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. In addition, the fiscal 2003 equity loss in affiliate included a $3.8 million other than temporary impairment charge to fully write-off the Company’s investment in Pentagon at June 30, 2003. The other than temporary impairment charge was recognized due to continued declines in Pentagon’s operating results as well as the slowdown and uncertainty in the semi-conductor industry.

The net loss for fiscal 2003 also included a $2.8 million, net of tax of $1.9 million, non-cash goodwill impairment charge as a result of the adoption of SFAS No. 142. This charge was recorded as a cumulative effect of change in accounting principle as of July 1, 2002.

CEO Comments

Monte Black, Chairman and Chief Executive Officer, commented, “While the Company’s overall performance in fiscal 2004 was below expectations, the fourth quarter results show continued improvement over each of the three preceding quarters.” Mr. Black added, “In order to continue this positive trend into fiscal 2005, we have recently made some critical changes within our organization, which we feel will help accelerate and integrate the Company’s diverse service offerings to both new and existing customers.”

Quarterly Discussion

Revenues decreased 20.7% to $24.3 million in the fourth quarter of fiscal 2004 from $30.7 million in the same prior year period. The decline in revenues was primarily the result of a large non-recurring project performed in the fourth quarter of fiscal 2003 in the Industrial Cleaning and Facility Maintenance segment.

Income from operations was $1.6 million, or 6.4% as a percentage of revenue, for the three months ended June 30, 2004 compared to $1.7 million, or 5.7% as a percentage of revenue, for the three months ended June 30, 2003. The decline in operating income was driven by lower revenues as mentioned above and increased selling expenses as a result of an increased focus on business development, offset by decreased repair and maintenance and incentive compensation costs and decreased bad debt expense as the prior year included a charge related to a customer that filed bankruptcy.

Corporate Profile

MPW Industrial Services Group, Inc. is a leading provider of integrated, technically-based industrial cleaning and related facilities support services in North America. MPW offers three principal service lines that are integral to a wide variety of manufacturing processes. These three service lines are industrial cleaning and facility maintenance, industrial container cleaning and industrial process water purification and chemical cleaning.

Forward-Looking Statements

The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, competitive and other market factors, customer purchasing behavior, general economic conditions and other facets of the Company’s business operations. Additional information about these and other risks and uncertainties can be found in “Investment Considerations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004; and in other documents the Company files or has filed with the Securities and Exchange Commission. Further information may also be obtained at the Company’s Internet site: www.mpwservices.com.

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2004	June 30, 2003
ASSETS
Cash	$2,237	$2,726
Accounts receivable, net	14,866	17,201
Inventories	2,119	2,294
Deferred income taxes	1,679	1,461
Prepaid expenses	1,070	1,197
Other current assets	2	16

Total current assets	21,973	24,895

Property and equipment, net	30,198	35,120
Goodwill	6,044	6,044
Other intangibles, net	6,284	6,889
Other assets	192	122

Total assets	$64,691	$73,070

LIABILITIES
Accounts payable	$3,513	$8,218
Accrued compensation and related taxes	1,902	2,373
Current maturities of long-term debt	1,261	1,322
Other accrued liabilities	5,608	6,153

Total current liabilities	12,284	18,066

Long-term debt	17,631	18,892
Deferred income taxes	3,447	3,400
Other long-term liabilities	—	469

Total liabilities	33,362	40,827

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,708,707 and 10,939,957 shares issued and outstanding at June 30, 2004 and June 30, 2003, respectively	107	109
Additional paid-in capital	40,921	41,507
Accumulated deficit	(9,690)	(9,027)
Accumulated other comprehensive loss	(9)	(346)

Total shareholders’ equity	31,329	32,243

Total liabilities and shareholders’ equity	$64,691	$73,070

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended June 30,		Year Ended June 30,
	2004	2003	2004	2003
	(unaudited)
Revenues	$24,317	$30,671	$89,125	$102,821
Cost of services (including depreciation)	18,494	23,232	71,772	79,293

Gross profit	5,823	7,439	17,353	23,528
Selling, general and administrative expenses	4,267	5,702	17,119	18,453

Income from operations	1,556	1,737	234	5,075
Interest expense, net	272	422	1,129	1,892

Income (loss) from continuing operations before income taxes (benefit) and equity in loss of affiliate	1,284	1,315	(895)	3,183
Provision (benefit) for income taxes	399	379	(232)	1,164

Income (loss) from continuing operations before equity in loss of affiliate	885	936	(663)	2,019
Equity in loss of affiliate	—	(6,732)	—	(7,231)

Income (loss) from continuing operations	885	(5,796)	(663)	(5,212)
Income from discontinued operations, net of tax	—	362	—	446

Income (loss) before cumulative effect of change in accounting principle	885	(5,434)	(663)	(4,766)
Cumulative effect of change in accounting principle	—	—	—	(2,845)

Net income (loss)	$885	$(5,434)	$(663)	$(7,611)

Net income (loss) per share, basic and diluted:
Income (loss) from continuing operations	$0.08	$(0.53)	$(0.06)	$(0.48)
Income from discontinued operations, net of tax	—	0.04	—	0.04

Income (loss) before cumulative effect of change in accounting principle	0.08	(0.49)	(0.06)	(0.44)
Cumulative effect of change in accounting principle	—	—	—	(0.26)

Net income (loss) per share	$0.08	$(0.49)	$(0.06)	$(0.70)

Weighted average shares outstanding	10,709	10,940	10,838	10,940
Weighted average shares outstanding, assuming dilution	10,809	10,940	10,838	10,940